Exhibit 99.1

EXCLUSIVE DISTRIBUTORSHIP AGREEMENT

This Exclusive Distributorship Agreement (“Agreement”), made and effective this June 30, 2010, by and between Wireless WipesTM  , A New York Corporation (“Manufacturer”) and Berry Only located on 722B Kingston Road, in Toronto Ontario, Canada. (“Distributor”).

Manufacturer desires to appoint Distributor, and Distributor desires to accept appointment, as an exclusive distributor of Manufacturer's products in the country of Canada.

NOW, THEREFORE, in consideration of the mutual agreements promises set forth herein, the parties agree as follows:

1. RIGHTS GRANTED.

Manufacturer hereby grants to Distributor the exclusive right, on the terms and conditions contained herein, to purchase, inventory, promote and resell “Manufacturer's Product” (as defined below) within the following area (the “Territory”): Country of Canada.  Nothing herein shall prevent or prohibit Manufacturer from selling any of Manufacturer's Products directly to any customer outside of the Territory.

2. PRODUCT.

As used in this Agreement, the term “Manufacturer's Product” shall mean the product manufactured and/or sold by Manufacturer as follows: 12-count pouches of sanitizing wipes used to clean cell phones and other mobile devices.  The wipes are non-streaking, non-corrosive, and quick drying.

3. TERMS OF SALE.

All sales of Manufacturer's Products to Distributor shall be made pursuant to this Agreement at such prices and on such terms as Manufacturer shall establish from time to time on at least thirty (30) days notice. All prices are FOB Manufacturer's plant. Manufacturer agrees to properly pack all items for shipment. Risk of loss due to damage or destruction of Manufacturer's Products shall be borne by Distributor after delivery to the carrier for shipment. The shipper will be selected by Manufacturer unless Distributor requests a reasonable alternative. All orders are subject to acceptance by Manufacturer. Except as otherwise expressly agreed by Manufacturer in advance, this Agreement shall control all aspects of the dealings between Manufacturer and Distributor with respect to the Manufacturer's Products and any additional or different terms in any Distributor order are hereby rejected. A minimum order of $ 300.00 US dollars is expected, with a 1 week lead time for all orders. Annual distribution of 10,000 pouches is expected or agreement becomes null and void.  Product will be prepaid as agreed by both parties.

5. MARKETING POLICIES.

Distributor will at all times maintain adequate inventories of Manufacturer's Products and will promote vigorously and effectively the sale of Manufacturer's Products through all channels of distribution prevailing in the Territory, in conformity with Manufacturer's established marketing policies and programs. Distributor will use its best efforts to sell Manufacturer's Products to aggressive, reputable, and financially responsible dealers providing satisfactory consumer service throughout Distributor's primary marketing area. Distributor is authorized to enter into written agreements with its dealers relating to the purchase, resale and service of Manufacturer's Products on forms approved by Manufacturer for this purpose.

6. DISTRIBUTOR'S GENERAL DUTIES.

A. Distributor shall maintain a place of business in the Territory, including suitable showroom facilities to display Manufacturer's Products. Distributor shall provide maintenance service on Manufacturer's Products sold in the Territory, using qualified personnel and subject to service policies satisfactory to Manufacturer.

B. Distributor shall hire sales personnel or appoint representatives to introduce, promote, market and sell Manufacturer's Products in the Territory. Such personnel and/or representatives shall be adequately trained by Distributor. Distributor shall employ sufficient numbers of sales personnel and/or representatives properly to market Manufacturer's Products in the Territory.

C. Distributor agrees not to engage in the distribution promotion, marketing or sale of any goods or products that compete or conflict with Manufacturer's Products. Distributor agrees to supply to Manufacturer a list of items handled by Distributor following Manufacturer's request to ensure that no conflict exists.

7. ADVERTISING POLICIES.

Manufacturer will cooperate with Distributor and its dealers in providing for continuous and effective advertising and promotion of Manufacturer's Products throughout the Territory, and Distributor agrees at Distributor's expense to participate in, actively promote and faithfully comply with the terms and conditions of such cooperative advertising and merchandising programs as Manufacturer may establish and offer to Distributor from time to time. Nothing herein shall prevent Distributor from independently advertising and marketing the Manufacturer's Products within the Territory, provided the form and content of the advertising or marketing materials are approved by Manufacturer in advance.

8. PRODUCT WARRANTY POLICIES.

In the event that any of Manufacturer's Products are proved to Manufacturer's satisfaction to have been defective at time of sale to Distributor, Manufacturer will make an appropriate adjustment in the original sales price of such product or, at Manufacturer's election, replace the defective product. Manufacturer shall provide to Distributor information with respect to Manufacturer's limited warranty extended to the original consumer of Manufacturer's Products. MANUFACTURER MAKES NO WARRANTY TO DISTRIBUTOR WITH RESPECT TO THE PRODUCTS, EITHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9. INDEMNIFICATION.

A. Manufacturer agrees to protect Distributor and hold Distributor harmless from any loss or claim arising out of inherent defects in any of Manufacturer's Products existing at the time such product is sold by Manufacturer to Distributor, provided that Distributor gives Manufacturer immediate notice of any such loss or claim, timing of notice not to exceed five days from any such loss or claim, and cooperates fully with Manufacturer in the handling thereof.

B. Distributor agrees to protect Manufacturer and hold Manufacturer harmless from any loss or claim arising out of the negligence of Distributor, Distributor's agents, employees or representatives in the installation, use, sale or servicing of Manufacturer's Products or arising out of any representation or warranty made by Distributor, its agents, employees or representations with respect to Manufacturer's Products that exceeds Manufacturer's limited warranty. Further, in the event that any of Distributor's dealers shall, with respect to any of Manufacturer's Products purchased from Distributor, fail to discharge the dealer's obligations to the original consumer pursuant to the terms and conditions of Manufacturer's product warranty and consumer service policies, Distributor agrees to discharge promptly such unfulfilled obligations.

10. ORDER PROCESSING AND RETURNS.

A. Manufacturer will employ its best efforts to fill Distributor's orders promptly on acceptance, but reserves the right to allot available inventories among distributors at its discretion.

B. Except for Manufacturer's products that are defective at the time of sale to Distributor, Manufacturer shall not be obligated to accept any of Manufacturer's Products that are returned. In the event such returns are accepted, Manufacturer may impose a reasonable restocking charge.

11.   FINANCIAL POLICIES.

Distributor acknowledges the importance to Manufacturer of Distributor's sound financial operation and Distributor expressly agrees that it will:

A. Maintain and employ in connection with Distributor's business and operations under this Agreement such working capital and net worth as may be required to enable Distributor properly and fully to carry out and perform all of Distributor's duties, obligations and responsibilities under this Agreement;

B. Pay promptly all amounts due Manufacturer in accordance with terms of sale extended by Manufacturer from time to time;

In addition to any other right or remedy to which Manufacturer may be entitled, shipments may be suspended at Manufacturer's discretion in the event that Distributor fails to promptly and faithfully discharge each and every obligation in this Section.

12. USE OF MANUFACTURER'S NAME.

Distributor will not use, authorize or permit the use of; the name “Wireless WipesTM” or any other trademark or trade name owned by Manufacturer as part of its firm, corporate or business name in any way. Distributor shall not contest the right of Manufacturer to exclusive use of any trademark or trade name used or claimed by Manufacturer. Distributor may, subject to Manufacturer's policies regarding reproduction of same, utilize Manufacturer's name, trademarks or logos in advertising on stationery and business cards, without written permission.

13. RELATIONSHIP OF THE PARTIES.

The relationship between Manufacturer and Distributor is that of vendor and vendee. Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Manufacturer. Distributor will not modify any of Manufacturer's Products without written permission from Manufacturer. Neither Distributor nor Manufacturer shall have any right to enter into any contract or commitment in the name of; or on behalf of the other, or to bind the other in any respect whatsoever.

14. TERM AND TERMINATION.

Unless earlier terminated as provided below, the term of this Agreement shall commence July 1, 2010 and shall continue until December 31, 2010. At the end of the term, the Agreement shall continue until terminated by either party on at least ninety (60) days prior notice.

A. Manufacturer may terminate at any time by written notice given to Distributor not less than ninety (60) days prior to the effective date of such notice in the event Manufacturer decides to terminate all outstanding distributor agreements for Manufacturer's Products and to offer a new or amended form of distributor agreement.

B. Manufacturer may terminate this Agreement upon notice to Distributor, upon any of the following events: (1) failure of Distributor to fulfill or perform any one of the duties, obligations or responsibilities of Distributor in this Agreement, which failure is not cured with ten (10) days notice from Manufacturer; (2) any assignment or attempted assignment by Distributor of any interest in this agreement or delegation of Distributors obligations without Manufacturer's written consent; (3) any sale, transfer or relinquishment, voluntary or involuntary, by operation of law or otherwise, of any material interest in the direct or indirect ownership or any change in the management of Distributor; (4) failure of Distributor for any reason to function in the ordinary course of business; (5) conviction in a court of competent jurisdiction of Distributor, or a manager, partner, principal officer or major stockholder of Distributor for any violation of law tending, in Manufacturer's opinion, to affect adversely the operation or business of Distributor or the good name, goodwill, or reputation of Manufacturer, products of Manufacturer, or Distributor; or (6) submission by Distributor to Manufacturer of false or fraudulent reports or statements, including, without limitation, claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment by Manufacturer.

15. OBLIGATIONS ON TERMINATION.

On termination of this Agreement, Distributor shall cease to be an authorized distributor of Manufacturer and:

A. All amounts owing by Distributor to Manufacturer shall, notwithstanding prior terms of sale, become immediately due and payable;

B. All unshipped orders shall be cancelled without liability of either party to the other;

C. Distributor will resell and deliver to Manufacturer on demand, free and clear of liens and encumbrances, such of Manufacturer's Products and materials bearing Manufacturer's name as Manufacturer shall elect to repurchase, at a mutually agree price, but not in excess of Manufacturer's current price to distributors for such products and materials, provided that Manufacturer shall not be obligated to pay Distributor for any item originally provided free of charge; and

D. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Manufacturer or Distributor or for any other reason whatsoever growing out of such termination.

16. USE OF NAME PROHIBITED.

On termination of this Agreement, Distributor will remove and not thereafter use any sign containing any trade name, logo or trademark of Manufacturer including, but not limited to, “Wireless WipesTM”, and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such name, or any of Manufacturer's trademarks, trade names or logos. Distributor will not at any time after such termination use or permit any such trademark, trade name or logo to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of Manufacturer. Regardless of the cause of termination, Distributor will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the Manufacturer's name, logo or trademark. If Distributor fails to obtain such removals or cancellations promptly, Manufacturer may make application for such removals or cancellations on behalf of Distributor and in Distributor's name and in such event Distributor will render every assistance.

17. ACKNOWLEDGMENTS.

Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law, (1) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; or (2) that in any way tends to change or modify the terms, or any of them, of this Agreement or to prevent this Agreement becoming effective; or (3) that in any way affects or relates to the subject matter hereof. Distributor also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.

18. FINAL AGREEMENT.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

19. ASSIGNMENT.

Neither this Agreement nor any interest in this Agreement may be assigned by Distributor without the prior express written approval of Manufacturer, which may be withheld by Manufacturer at Manufacturer's absolute discretion.

20. NO IMPLIED WAIVERS.

Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

21. NOTICES

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Manufacturer:

Wireless Wipes, Inc.
PO Box 106
Old Westbury, NY    11568

If to Distributor:

Berry Only, Inc.
Mr. David Guest
722B Kingston Road,
Toronto, Ontario Canada M4E 1R7

22. GOVERNING LAW.

This Agreement shall be construed and enforced in accordance with the laws of the state of New York, USA.

23. SEVERABILITY.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

24. HEADINGS.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Wireless WipesTM

By:	/s/ Scott Silverman	By:	7/08/10
Scott Silverman, President

Berry Only Inc.

By:	/s/ David Guest	By:	07/08/2010
David Guest, President